Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND

GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between James New, PhD. (“Dr. New”) and Neurotrope BioScience, Inc. (the “Company”).

RECITALS

WHEREAS, Dr. New has separated employment from the Company, effective July 16, 2014; and

WHEREAS, Dr. New and the Company wish to confirm the terms of Dr. New’s separation from employment and to settle, release and discharge, with prejudice, any and all claims, causes of action or disputes Dr. New has or may have against any of the Released Parties (defined in Paragraph 4(a) below), including but not limited to those arising or which may be arising out of his employment with the Company and/or his separation from that employment.

NOW, THEREFORE, in consideration of the mutual commitments set forth in this Agreement, and intending to be legally and forever bound, Dr. New and the Company understand and agree as follows:

Separation of Employment.

(a) Dr. New understands that his employment with the Company ended on July 16, 2014 (the “Separation Date”). Except as expressly provided by this Agreement or otherwise required by law, any and all duties or obligations of the Company pursuant to or in any way related to Dr. New’s employment or separation from employment, whether by written agreement or otherwise, are and were completely extinguished as of the Separation Date unless otherwise provided herein. Dr. New understands and agrees that he will have no right to any salary or employee benefits provided by the Company including, without limitation, under any health benefit, stock options, bonus, incentive compensation, profit sharing or other employee benefit plans of the Company following the Separation Date except as otherwise provided herein. Dr. New also understands and agrees that the provisions of and payments under this Agreement do not extend his service beyond his Separation Date or increase any amounts due to him under any of the Company’s benefits plans. The parties agree that Dr. New’s ownership of any common shares in the Company is not affected by anything contained in this agreement.

(b) The parties agree that all of Dr. New’s duties and obligations to the Company are and were extinguished as of his Separation Date, with the exception of: (i) those obligations stated herein; and (ii) Dr. New’s continuing obligations under law to maintain the confidentiality of the Company’s confidential and proprietary business information.

2.	Acknowledgment of Receipt of Previous Pay and Benefits; Payment of Allowable Business Expenses; No Other Amounts Due and Owing; Equity Awards.

(a) Dr. New further agrees that, as of his Separation Date, he was paid and received full compensation for all wages and salary he earned through his Separation Date and all other amounts owed to him other than as expressly described within this Agreement, including but not limited to overtime pay, bonuses, commissions, incentive compensation, stock, stock options and all other compensation and/or benefits accrued, owed or otherwise due under any of the Company’s policies, plans, practices, programs, arrangements, agreements, including his February 25, 2013 Employment Agreement (hereafter the “Employment Agreement”), and all applicable law.

(b) The Company shall issue a check to Dr. New in the sum of $2,684.02 within three days of the execution of this Agreement by Dr. New representing reimbursement of business expenses. Dr. New acknowledges that he has received payment for all other reimbursable business expenses consistent with the Company’s policies or practices.

(c) Dr. New warrants that he has incurred no work related injuries and, to the best of his knowledge, has contracted no known occupational diseases. He also acknowledges and agrees that he has previously been provided all family, medical and disability leave and other benefits to which he was ever entitled under federal, state or local family or medical leave and disability accommodations laws, if any.

(d) Dr. New agrees that, except as provided above or otherwise stated in this Agreement, he is not and will not be entitled to any payment or other benefit from any of the Released Parties, and the Released Parties shall never be required to make any further payment or provide any further benefit, for any reason whatsoever, to him or any person regarding any claim, right or status he has or may have arising on or before the Effective Date of this Agreement (as defined in Paragraph 16(d), below).

(e) The parties agree that any equity awards Dr. New received under the 2013 Equity Incentive Plan (the “Equity Plan”) shall continue to be governed exclusively by the terms of the Equity Plan and no such rights are waived by this Agreement.

3.	Payments and Other Benefits to be Provided to Dr. New in Exchange for His Release.

(a) In exchange for and in consideration of Dr. New’s promises set forth herein and contingent upon the Company’s receipt of: (1) receipt of a timely signed, unrevoked original of this Agreement by the last day of the Review Period, as defined below, which has reached its Effective Date; and (2) the Company’s laptop computer and all the Company’s property previously issued to, printed or copied by Dr. New (including all documents and other materials containing confidential and proprietary business information belonging to the Company, its parent, subsidiaries and/or other related and affiliated corporations which Dr. New was provided access to during his employment) other than the printer issued to him which he may keep as additional consideration for his promises and obligations below all of which are conditions precedent to any payment or other obligation on the part of the Company, the Company agrees to treat Dr. New’s separation of employment as a termination without cause and provide the following payments and other benefits to Dr. New on behalf of all Released Parties:

(i) the Company will pay Dr. New a lump sum equal to the total gross amount of $233,000 and 00/100 U.S. dollars ($233,000.00) (the “Severance Amount less all applicable income and employment taxes and other required or elected withholdings, for which a Form W-2 will be issued to Dr. New. The Severance Amount will be tendered on the first payroll day following the Effective Date.

(ii) the Company will pay Dr. New for his accrued, unused vacation, a gross amount of $25,477.59, less all applicable income and employment taxes and other required or elected withholdings (the “Vacation Pay”). The Vacation Pay will be tendered on the first payroll day following the Effective Date.

(iii) The Company shall reimburse Dr. New for the cost of continuing his current health care insurance in the same amount as the net reimbursement amounts paid to Dr. New on a monthly basis immediately prior to the Separation Date ($2,974 per month) (the “Healthcare Continuation Benefits”) until the earlier of the date on which Dr. New becomes eligible for medical insurance coverage with a new employer or one (1) year following the Separation Date (the “Benefit Continuation Period”). The Company shall also pay Dr. New an amount equal to the cost of the monthly premiums for his participation in the Company’s vision and dental plans immediately prior to his Separation Date – a total of $189.95 – for each month during the Benefit Continuation Period so he may use such funds toward the cost of securing vision and dental insurance during that time. Dr. New understands and agrees that to receive reimbursement for the Healthcare Continuation Benefits under this subparagraph he must provide written documentation evidencing his payment of such expenses within thirty days of making such payments.

(iv) the Company will maintain Director’s and Officer’s insurance coverage covering Dr. New’s actions while a director and/or officer of the company for a period of six (6) years from his Separation Date. The coverage shall be at the same level as was in place as of the Separation Date or, if at any time during the Insured Period the Company’s Director’s and Officer’s Insurance is increased, Dr. New’s coverage shall be increased to the new level.

(v) the Company will issue Dr. New a check in the amount of $17,000 payable to “Kaiser Saurborn & Mair, P.C.” (Tax I.D. No. 13-3949601) in reimbursement of attorneys fees, for which a Form 1099 will be issued both to Kaiser Saurborn & Mair, P.C and to Dr. New,

(b) Dr. New acknowledges that the benefits afforded to him through this Agreement including in Paragraph 3(a)(i)-(v) constitute good and adequate consideration in exchange for his promises herein and combined they are in addition to anything of value to which he is presently entitled by virtue of any understandings, agreements or contracts between him and any of the Released Parties, his employment with the Company, the terms, conditions and privileges of that employment, his Employment Agreement, the separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with him including but not limited to compensation, vacation, bonus, severance, on-call, paid time off, commissions, equity incentives, stock, stock options, or any other fringe benefit plans or policies.

4.	General Release of Claims and Covenant Not to Sue By Dr. New.

(a) In exchange for the Company providing him with the promises, payments and other benefits described within this Agreement, Dr. New, on behalf of himself, his heirs, executors, personal representatives, administrators, agents and assigns, forever waives, releases, discharges and gives up all waivable claims, real or perceived, whether now known or unknown, accrued or unaccrued, against the Company, its parent Neurotrope, Inc., their subsidiaries, licensors and/or other related and affiliated corporations or entities; and all of their employee benefit plans and trustees, fiduciaries, administrators and parties-in-interest of those plans for the Company; all of the past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever for the Company, its parent Neurotrope, Inc., their subsidiaries, licensors and/or other related and affiliated corporations or entities; and all of the predecessors, heirs, personal representatives, successors and assigns of all of the foregoing parties (all, collectively, the “Released Parties” as used throughout this Agreement) that in any way relate to or concern his employment with the Company, the terms, conditions or privileges of his employment with the Company, the termination of his employment by the Company, his actions or omissions as an officer or director of the Company or his removal from any such position, and any and all violations and/or alleged violations of federal, state and/or local fair employment practices or other laws by any of the Released Parties for any reason and under any legal theory, including, but not limited to those arising or which may be arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq. (“Title VII”), the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff, et seq. (“GINA”), the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq. (“OWBPA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”), the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq., the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq. (“FLSA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq. (“ADA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Federal Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. (“FMLA”), the Equal Pay Act of 1963, as amended, 29 U.S.C. § 206, et seq. (“EPA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq. (“OSHA”), the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7201, et seq. (“SOX”), the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. §4301, et seq. (“USERRA”), the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq. (“FCRA”), the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11 (“Fair Pay Act”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), the National Labor Relations Act, 29 U.S.C. § 151, et seq. (“NLRA”), the Labor Management Relations Act, 29 U.S.C. §§ 141-187, et seq., the Florida Civil Rights Act of 1992, Fl. Stat. Ann. § 760.01, et seq., the Florida Whistleblower Protection Act, Fla. Stat. Ann., § 448.101, et seq., the Florida Equal Pay Act, Fla. Stat. Ann. § 725.07, et seq., § 448.07, et seq., and all other federal, state and local laws, rules, regulations, ordinances and orders, as they may be amended. Dr. New also forever waives, releases, gives up and discharges all claims against any of the Released Parties, whether accrued or unaccrued, liquidated or contingent, real or perceived, and known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, assault, battery, false imprisonment, misrepresentation, negligence, fraud, estoppel, defamation, libel, intentional or negligent infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, Florida, or New Jersey Constitutions.

(b) Dr. New understands that the laws referenced and described in subparagraph (a) above give him important remedies that relate to claims that he has or may have arising out of, in connection with, or in any way related to his employment or separation from employment with the Company, and warrants that he freely and voluntarily gives up those remedies and claims. By signing this Agreement, he also agrees that his Release expressly includes an unconditional waiver of the right to proceed with any discovery concerning any such claim in any future litigation with any Released Party, if any. Further, Dr. New agrees that his Release includes a release of any and all claims for attorneys’ fees or other fees or costs incurred for any reason.

(c) Dr. New represents and warrants that: (i) he is the lawful owner of all claims released through this Agreement; (ii) he has the beneficial interest in the payment that he will receive under this Agreement; (iii) he has not assigned, and will not assign, any interest in any claim release through this Agreement; (iv) he has not filed, and is not and has not been subject to a voluntary or involuntary bankruptcy petition within the past three (3) years; (v) he is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments and benefits tendered or to be tendered under this Agreement. Dr. New agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. He also agrees that he will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payments made and/or benefits provided to Dr. New under this Agreement, he will immediately return to the Company an amount equivalent to their full value.

(d) Dr. New warrants that he does not have any complaint, charge or grievance pending against any Released Party before any federal, state or local court or administrative agency or arbitration panel. He further agrees, subject to Paragraph 5 below, that he will not file a lawsuit against any of the Released Parties in any court of the United States, in any court of any state or local governmental subdivision thereof, or with any arbitration panel concerning any claim, demand, issue or cause of action covered by this Agreement. Should Dr. New file a lawsuit with any court or arbitration panel concerning any claim, demand, issue or cause of action waived through this Agreement and not specifically excluded as described in Paragraph 5 and its subparagraphs below, he agrees that he will be responsible to pay the legal fees and costs incurred by the Released Parties in defending any claims which are determined to be barred by this Agreement. Further, Dr. New acknowledges and agrees that nothing in this Agreement shall limit the right of a court to determine, in its discretion, that the Released Parties are entitled to restitution, recoupment or setoff of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

5.	Exclusions from Release of Claims and Covenant Not to Sue by Dr. New.

(a) Dr. New understands and agrees that nothing in this Agreement limits his right to bring an action to enforce the terms of this Agreement.

(b) The parties agree that the Release contained in Paragraph 4 and its subparagraphs above does not include a waiver of (i) any claims which cannot be waived by law; (ii) any accrued, vested rights he may have in any existing tax-qualified retirement plan and health benefit plan under the terms of such plans and applicable law (including but not limited to any rights to purchase healthcare continuation coverage for himself and his dependents under applicable law, to the extent that he and his dependents are otherwise eligible and for the period provided by law); and (iii) any rights and obligations Dr. New has to Indemnification Escrow Shares, as defined in the Indemnification Shares Escrow Agreement (“Escrow Agreement”) entered into as of August 23, 2013 by and among Neurotrope, Inc., James New and Gottbetter & Partners LLP, pursuant to the terms of the Escrow Agreement and/or any other related agreements.

(c) The parties agree that nothing in this Agreement limits his right to bring an action to contest the validity of the release under the ADEA or the OWBPA.

(d) The parties agree that nothing in this Agreement prevents him from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar federal, state or local board or agency. However, Dr. New expressly waives his right to any individual monetary award, injunctive relief, or other recovery should the EEOC, the NLRB, or any other federal, state, local or other board or administrative agency pursue any claims on his behalf arising out of or relating to his employment with the Company, the terms, conditions or privileges of his employment with the Company and/or separation from employment with the Company. This means that by signing this Agreement, Dr. New will have waived any right he had to bring a lawsuit or obtain an individual recovery if an administrative agency pursues a claim against any of the Released Parties based on any actions taken by any of them up to the date he signs this Agreement and, should he be awarded money damages or any other remuneration or relief, he hereby unconditionally assigns to the Company any right or interest he may have to receive the same.

(e) The parties agree that nothing in this Agreement prohibits him from filing a claim to collect any benefits available to him under any applicable unemployment compensation insurance law to the extent he is otherwise eligible for the same, or from collecting any award of benefits granted to him in accordance with that law.

(f) The parties agree that nothing in this Agreement limits or extinguishes any rights Dr. New has to indemnification from Company under any agreements, bylaws or applicable law.

6.	General Release of Claims and Covenant Not to Sue By the Company.

As additional consideration for this Agreement, the Company hereby expressly and unconditionally releases and forever discharges Dr. New and his heirs, estates, representatives, successors, assigns, and agents, from any and all claims arising at any time through the Effective Date of this Agreement (as defined in Paragraph 16(d) below), including, but not limited to, all possible claims alleged during, arising out of, or in any way related to Dr. New’s employment with the Company or his actions or omissions as an officer or director of the Company. This Release includes, but is not limited to:

(a) any and all claims under any possible legal, equitable, contract, or tort theory including, but not limited to, any and all claims for breach of contract, fraud, slander, defamation, tortious interference with business relations, breach of any other legal or equitable obligation (except breach of this Release), and any and all claims which arose on or before the Effective Date of this Agreement including, without limitation, any continuing effects; and

(b) any and all claims for costs, expenses, and fees of any and all attorneys who have at any time or are now representing the Company in connection with this Agreement, Dr. New’s employment with the Company or termination thereof, or in connection with any matter released by the Company.

The Company does not waive, nor shall this Release be construed to waive, any right which is not subject to waiver as a matter of law, or any right which arises after the date the Company executes this Release.

7.	Non-Admission of Liability.

Dr. New understands and agrees that this Agreement shall not in any way be construed as an admission that the Released Parties owe him any money or have acted wrongfully, unlawfully, or unfairly in any way towards him at any time. In fact, Dr. New understands that Released Parties specifically deny that they have violated any law or any right or obligation that they owe or might have owed to him at any time and maintain that they have, at all times, treated him in a fair, lawful, non-discriminatory and non-retaliatory manner.

8.	No Reliance upon Verbal Representations.

Dr. New agrees that no promises, statements or inducements have been made that caused him to sign this Agreement other than those expressly stated in writing within this Agreement.

9.	Response to Subpoenas Seeking Confidential Information.

Subject to Paragraph 5(d) above, Dr. New agrees that should he receive or hereinafter be subjected to a subpoena, court order or other compulsory process seeking to compel the disclosure of any of the confidential information described in this Agreement or any other confidential or proprietary business information of the Company, or be requested for the disclosure of same pursuant to an investigation conducted by a governmental agency, Dr. New shall immediately and no later than forty-eight (48) hours following receipt of such process or request, notify the Company in writing (Attn: Robert Weinstein, CFO, Neurotrope BioScience Inc., 50 Park Place, Suite 1401, Newark, New Jersey 07102 and consent to the Released Parties’ immediate intervention in the matter. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Dr. New from honestly discussing any matter concerning the Company with any governmental regulatory or self-regulatory agency. Furthermore, Dr. New agrees that he will cooperate with any governmental regulatory or self-regulatory agency that requests him to provide testimony or information regarding the Company. If Dr. New is compelled to testify by a validly served subpoena in any legal proceeding or by regulatory authority, he warrants that he will testify truthfully as to all matters concerning the Company.

10.	Confidentiality, Non-Disclosure, Return of Confidential Information and Other Company Property.

(a) Dr. New agrees that in the course of his employment with the Company, he executed the Employment Agreement which included, in Paragraph 6, a “Nondisclosure of Confidential and Proprietary Information” provision and, in Paragraph 10, a “Non-Disparagement, Non-Competition and Non-Solicitation” provision, both of which Dr. New acknowledges and agrees survive the termination of his employment (the “Post-Termination Obligations.”). Dr. New agrees and acknowledges that these Post-Termination Obligations under the Employment Agreement are incorporated into this Agreement as if fully set forth herein, that these Post-Termination Obligations survive the execution of this Agreement notwithstanding any other provision hereof, and that the consideration provided to him in this Agreement constitutes additional consideration for these Post-Termination Obligations. Further Dr. New agrees and acknowledges that the Post-Termination Obligations in the Employment Agreement are in addition to, and not in place of, those set forth in this Agreement.

(b) Dr. New further agrees that he has an obligation to return, and warrants that he either has returned or will return, all originals and copies of all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or any other type of media, and whether or not labeled or identified as confidential, proprietary or trade secret, that he made or compiled, and/or that was made available to him during the period of his employment with the Company which contain confidential, proprietary, trade secret or any other business information belonging to the Company, its parent, subsidiaries and/or other related and affiliated corporations. Dr. New further represents and warrants that he has not and will not, directly or indirectly, at any time, download, print, copy, electronically transmit, disclose, release or retain any such confidential, proprietary or other business information belonging to the Company for personal use or any other purpose, for his own benefit or the benefit of any third party, and that he will not, at any time, engage in any such activity or conduct.

(c) To the extent that Dr. New has transferred or will transfer any confidential, proprietary or other business information belonging to the Company and/or any of the Released Parties to any personal computer equipment or other personal electronic storage device, he warrants that he has returned a true and correct electronic copy of the same to the Company and has otherwise properly disposed of such materials and fully deleted, appropriately removed and purged all electronic copies of the same from his personal computer equipment and other personal electronic devices in a manner reasonably performed to effectively prevent the disclosure to any third parties of any sensitive personal data and/or other confidential, proprietary or other business information belonging to the Company. To the extent that Dr. New needs to transfer such material to the Company to be in compliance with this Agreement, he agrees to contact Robert Weinstein, CFO, to arrange for such transfer to be completed within 5 days of the Effective Date of this Agreement.

(d) Dr. New also agrees that he has an obligation to and warrants that he has or will, by the close of business five (5) days after the Effective Date, have returned to the Company all other Company property and materials (other than the Company’s printer) including, but not limited to, credit cards, keys, calling cards, cellular telephones, pagers, files, records, samples, computer disks, laptop computer, and all written information regarding or in any way relating to the Company, its parent, subsidiaries and/or related and affiliated corporations.

11.	Cooperation; Resignations.

(a) Dr. New agrees to cooperate reasonably and in good faith with the Company in the orderly transfer of work and in connection with responding to any inquiries that may arise with respect to matters that he was responsible for or involved with during his employment with the Company. He further agrees to cooperate reasonably and in good faith with the Company in connection with any defense, prosecution or investigation regarding any actual or potential litigation or administrative proceeding in which he may be involved as a party, non-party or witness, to the extent relating to his employment by the Company or matters occurring during his employment by the Company. Dr. New understands and agrees that, except as retained by the Company as an expert witness, he shall not be entitled to compensation for time spent testifying as a witness in depositions, at trial or during any other hearing, nor shall he be entitled to compensation for any other time reasonably spent meeting with the Company’s attorneys for investigatory interviews or otherwise to prepare him to testify during any proceeding.

(b) Dr. New agrees to cooperate with the Company and/or its parent, Neurotrope, Inc. or any of their subsidiaries or affiliates to execute any other documents (including without limitation additional letters of resignation and/or other agreements) and take any other actions reasonably necessary to terminate such relationships, including signing any other document(s) which may be legally required, consistent with the terms of this Agreement.

12.	Mutual Non-Disparagement.

(a) Subject to Paragraph 5(d) above, Dr. New agrees that he will not, now or ever in the future, publicly or privately, make, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about any of the Released Parties, the conduct, operations or financial condition or business practices, policies or procedures of any of the Released Parties to any third party, and that he will not make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Released Parties. The Company agrees not to make any public statements containing any false, disparaging, derogatory or otherwise inflammatory remarks about Dr. New, including refraining from making any such statements to the media.

(b) The Company agrees that the members of the Board of Directors of the Company as of the date of the Execution of this Agreement (Paul Freiman, William Singer, Charles Ramat, Dr. John Abeles, Dr. Larry Altstiel, Jim Gottlieb and Jay Haft) and Dr. Daniel Alkon will not, now or ever in the future, publicly or privately, make, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about Dr. New, his conduct or business practices, to any third party, and that they will not make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of Dr. New.

13.	Reference-Related Communications.

(a) Dr. New agrees that, should he or any prospective employer desire that any of the Released Parties engage in any reference-related communications, he will direct such inquiries exclusively to Robert Weinstein, CFO and the parties agree that Weinstein shall provide only ~~of his~~: (i) dates of employment; and (ii) employment position at the time of his Separation Date, and that Weinstein shall further state that it is the policy of the Company not to provide additional information.

(b) Except with regard to the verbal confirmation of his dates of employment and employment position as expressly set forth above, Dr. New agrees that the Released Parties will have no obligation to engage in any reference-related communications whatsoever with his past, existing or prospective employers unless compelled by a court order or other legal process.

14.	Responsibility for Taxes.

Dr. New acknowledges that he has not been provided any advice by any of the Released Parties regarding the tax or withholding consequences of the payments and other benefits provided under this Agreement. He also agrees that he will be solely responsible for all of his own tax liabilities and consequences arising under all federal, state or withholding laws or regulations which may result from the payments of the Separation Payments or receipt of the Healthcare Continuation Benefits.

15.	Successors and Assigns.

This Agreement shall not be assignable by Dr. New but shall be binding upon and inure to the benefit of Dr. New and his heirs, administrators, representatives, and executors. This Agreement shall be deemed automatically assigned by the Company with Dr. New’s consent, in the event of any sale, merger, share exchange, consolidation or other business reorganization, and shall be binding upon and inure to the benefit of the Company and to its heirs, administrators, representatives, executors, successors and assigns.

16.	Consultation With Counsel; Reasonable Time to Consider Agreement During Review Period; Right and Time to Revoke; Voluntary Acceptance of this Agreement; Effective Date.

(a) Dr. New acknowledges that, through this writing, the Company has advised him to consult with an attorney of his own choosing before signing this Agreement, that the time afforded to him to consider the terms of this Agreement provides him a full and fair opportunity to thoroughly discuss all aspects of his rights and this Agreement with his attorney to the extent he elects to do so, and that he has, in fact, so consulted an attorney or knowingly waived the right to consult an attorney. Dr. New further warrants that he has made such investigation of the facts regarding all matters related to this Agreement as he deems necessary, desirable and appropriate, and agrees that his releases and waivers provided herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts. Dr. New also warrants that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily signing this Agreement of his own free will, act and deed.

(b) Dr. New understands that he has a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider the Agreement before signing it (the “Review Period”). He further understands that he may use as much of the Review Period as he wishes before signing this Agreement, and agrees that any subsequent material or immaterial changes to this Agreement will not restart the running of the Review Period. If Dr. New accepts and signs this Agreement, he should return his signed original to the Company’s counsel, John T. McDonald, Esq., Reed Smith LLP, 136 Main Street – Suite 250, Princeton, NJ 08540, with a copy sent via email to jmcdonald@reedsmith.com no later than the close of business on the last day of the Review Period. To the extent that Dr. New signs this Agreement and returns it to Mr. McDonald prior to the expiration of the Review Period, he acknowledges and warrants that he has voluntarily and knowingly waived the remainder of the Review Period and that his decision to accept a shortened period of time was not induced by any of the Released Parties through fraud, misrepresentation, a threat to withdraw the offer or alter the offer prior to the expiration of the Review Period, or by providing different terms to workers who sign releases prior the expiration of such periods. If Dr. New fails to sign this Agreement and return the executed original to Mr. McDonald by the close of business on the last day of the Review Period, this Agreement will be deemed null and void and Dr. New will not be entitled to receive any of the payments or other benefits offered to him hereunder.

(c) Dr. New also understands that, following his execution of this Agreement, he will have a period of seven (7) calendar days to revoke his acceptance of the Agreement by delivering written notice to Mr. McDonald at the address noted above, by the close of business on the seventh calendar day after he signs it, except that if the seventh calendar day falls on a Saturday, Sunday or holiday observed by the Company, he shall have until the conclusion of the next immediate business day (the “Revocation Period”). If Dr. New timely revokes this Agreement during the Revocation Period, the Agreement will not be enforceable and he will not receive the payments and other benefits described above.

(d) The “Effective Date” as used throughout this Agreement means the first (1st) calendar day after the Revocation Period expires, provided that Dr. New has not timely served a notice of revocation upon the Company prior to that date.

17.	Governing Law and Venue.

This Agreement shall in all respects be interpreted, enforced and governed under the laws of Delaware, exclusive of any choice of law rules. Any dispute concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state and federal courts of the State of Delaware.

18.	Severability.

The parties hereto agree that the terms and provisions of this Agreement are severable and shall be deemed to consist of a serious of separate covenants. They further agree that, should any separate term, covenant, word, clause, phrase, sentence, paragraph or provision of this Agreement be declared or found void, illegal, invalid or unenforceable by a court of competent jurisdiction, the same shall be modified by the court to make it enforceable and/or severed from this Agreement but all other terms, covenants words, clauses, phrases, sentences, paragraphs and provisions shall remain in full force and effect.

19.	Amendments.

This Agreement may be modified, altered or terminated only by an express written agreement between the Company and Dr. New, which agreement must be signed by both parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

20.	Entire Agreement.

Except as otherwise provided herein, this Agreement comprises the entire agreement between Dr. New and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter.

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties have executed this Agreement, being twelve (12) pages in total length, on the dates set forth below:

Neurotrope BioScience, Inc.

Dated: October 9, 2014	By:	/s/ Robert Weinstein
Robert Weinstein, Chief Financial
Officer, Executive Vice President,
Secretary and Treasurer

Dated: October 6, 2014	/s/ James New
James New, PhD.

STATE OF New York	)
	)	SS.:
COUNTY OF Orleans	)

On this 6 day of October, 2014, before me, the subscriber, a notary public in and for the above County and State, appeared James New, known to me to be the person described herein, and executed the foregoing Confidential Separation Agreement and General Release, consisting of twelve (12) pages, duly acknowledging to me that his execution of same was knowing and voluntary and that he/she signed the same as his own free act and deed for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and seal at 10/6/2014, the day and year aforesaid.

SEAL	/s/ Susan J. Plummer NOTARY PUBLIC